                                                                  Exhibit 10.1

Agreement and Plan of Merger, dated as of December 20, 1998, by and among Parent, Purchaser and the Company.

                                                                  EXECUTION COPY


                     =====================================

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             ROHM AND HAAS COMPANY,

                           LIGHTNING ACQUISITION CORP.

                                       AND

                                 LEARONAL, INC.


                          Dated as of December 20, 1998


                    =======================================

                                Table of Contents
                                -----------------

                                                                                                               Page
                                                                                                               ----
ARTICLE I             THE OFFER..............................................................................     2
                      Section 1.1       The Offer............................................................     2
                      Section 1.2       Company Actions......................................................     3
                      Section 1.3       Stockholder Lists....................................................     4
                      Section 1.4       Directors; Section 14(f).............................................     5

ARTICLE II            THE MERGER.............................................................................     6
                      Section 2.1       The Merger...........................................................     6
                      Section 2.2       Effective Time.......................................................     6
                      Section 2.3       Effects of the Merger................................................     6
                      Section 2.4       Certificate of Incorporation; By-Laws................................     7
                      Section 2.5       Directors and Officers...............................................     7
                      Section 2.6       Conversion of Securities.............................................     7
                      Section 2.7       Dissenting Shares....................................................     7
                      Section 2.8       Surrender of Shares..................................................     8
                      Section 2.9       No Further Transfer or Ownership Rights..............................     9
                      Section 2.10      Treatment of Options.................................................     9
                      Section 2.11      Closing..............................................................    10

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................    11
                      Section 3.1       Organization and Qualification.......................................    11
                      Section 3.2       Capitalization.......................................................    12
                      Section 3.3       Authority Relative to this Agreement.................................    13
                      Section 3.4       Absence of Certain Changes...........................................    13
                      Section 3.5       Reports..............................................................    14
                      Section 3.6       Proxy Statement......................................................    15
                      Section 3.7       Consents and Approvals; No Violation.................................    15
                      Section 3.8       Brokerage Fees and Commissions.......................................    16
                      Section 3.9       Schedule 14D-9; Offer Documents......................................    16
                      Section 3.10      Litigation...........................................................    17
                      Section 3.11      Insurance............................................................    17
                      Section 3.12      ERISA Compliance.....................................................    17
                      Section 3.13      Taxes................................................................    19
                      Section 3.14      Year 2000............................................................    20
                      Section 3.15      Compliance with Applicable Laws......................................    20
                      Section 3.16      State Takeover Statutes..............................................    22
                      Section 3.17      Contracts............................................................    23
                      Section 3.18      Labor Matters........................................................    24
                      Section 3.19      Undisclosed Liabilities..............................................    24

                      Section 3.20      Opinion of Company Financial Advisor.....................................   24
                      Section 3.21      Intellectual Property....................................................   24

ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.....................................   25
                      Section 4.1       Organization and Qualification...........................................   25
                      Section 4.2       Authority Relative to this Agreement.....................................   25
                      Section 4.3       Proxy Statement..........................................................   26
                      Section 4.4       Consents and Approvals; No Violation.....................................   26
                      Section 4.5       Financing................................................................   27
                      Section 4.6       Brokerage Fees and Commissions...........................................   27
                      Section 4.7       Schedule 14D-1; Offer Documents..........................................   27
                      Section 4.8       Operations of Purchaser..................................................   27
                      Section 4.9       Ownership of Shares by Parent and Purchaser..............................   27

ARTICLE V             CONDUCT OF BUSINESS PENDING THE MERGER.....................................................   28
                      Section 5.1       Conduct of Business of the Company Pending the Merger....................   28
                      Section 5.2       Prohibited Actions by the Company........................................   28

ARTICLE VI            COVENANTS..................................................................................   31
                      Section 6.1       No Solicitation..........................................................   31
                      Section 6.2       Access to Information....................................................   33
                      Section 6.3       Confidentiality Agreement................................................   33
                      Section 6.4       Reasonable Best Efforts..................................................   34
                      Section 6.5       Indemnification of Directors and Officers................................   35
                      Section 6.6       Event Notices and Other Actions..........................................   36
                      Section 6.7       Third Party Standstill Agreements........................................   36
                      Section 6.8       Employee Stock Options; Employee Plans and Benefits and
                                        Employment Contracts.....................................................   37
                      Section 6.9       Meeting of the Company's Shareholders....................................   38
                      Section 6.10      Proxy Statement..........................................................   39
                      Section 6.11      Public Announcements.....................................................   39

ARTICLE VII           CONDITIONS TO CONSUMMATION OF THE MERGER...................................................   39
                      Section 7.1       Conditions to Each Party's Obligation to Effect the
                                        Merger...................................................................   39
                      Section 7.2       Conditions to Obligations of Parent and Purchaser to
                                        Effect the Merger........................................................   40
                      Section 7.3       Conditions to Obligations of the Company to Effect the
                                        Merger...................................................................   40

ARTICLE VIII          TERMINATION; AMENDMENT; WAIVER.............................................................   40
                      Section 8.1       Termination..............................................................   40
                      Section 8.2       Effect of Termination....................................................   41

                      Section 8.3       Termination Fee and Expense Fee..........................................  42
                      Section 8.4       Amendment................................................................  43
                      Section 8.5       Extension; Waiver........................................................  43

ARTICLE IX            MISCELLANEOUS..............................................................................  43
                      Section 9.1       Non-Survival of Representations and Warranties...........................  43
                      Section 9.2       Entire Agreement; Assignment.............................................  43
                      Section 9.3       Enforcement of the Agreement.............................................  44
                      Section 9.4       Severability.............................................................  44
                      Section 9.5       Notices..................................................................  44
                      Section 9.6       Failure or Indulgence Not Waiver; Remedies Cumulative....................  45
                      Section 9.7       Governing Law............................................................  46
                      Section 9.8       Descriptive Headings.....................................................  46
                      Section 9.9       Parties in Interest......................................................  46
                      Section 9.10      Counterparts.............................................................  46
                      Section 9.11      Certain Definitions......................................................  46
                      Section 9.12      Interpretation...........................................................  48

ANNEX A

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------

          THIS IS AN AGREEMENT AND PLAN MERGER (this "Agreement"), dated as of December 20, 1998, among Rohm and Haas Company, a Delaware corporation ("Parent"), Lighting Acquisition Corp., a New York corporation and wholly owned subsidiary of Parent ("Purchaser"), and LeaRonal, Inc., a New York corporation (the "Company").

                                  Background
                                  ----------

          WHEREAS, the Board of Directors of the Company has determined that it is fair to, advisable and in the best interests of the Company and the shareholders of the Company to enter into and consummate this Agreement with Purchaser, providing for the merger (the "Merger") of Purchaser with and into the Company, with the Company as the Surviving Corporation, in accordance with the New York Business Corporation Law (the "NYBCL") and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of Purchaser has approved the Merger of Purchaser with and into the Company and such other transactions in accordance with the NYBCL upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Company and Purchaser have agreed that, upon the terms and subject to the conditions contained herein, Purchaser shall commence an offer (as amended or supplemented in accordance with this Agreement, the "Offer") to purchase for cash all of the issued and outstanding shares of common stock, par value $1.00 per share (referred to herein as either the "Shares" or "Company Common Stock"), of the Company at a price per Share of $34.00, net to the seller in cash (the "Offer Price").

          WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares tender their Shares pursuant to the Offer and approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

          WHEREAS, simultaneously with the execution and delivery of this Agreement and in order to induce Parent and Purchaser to enter into this Agreement, certain stockholders of the Company (the "Certain Stockholders") have executed and delivered to Parent and Purchaser an agreement (the "Tender and Option Agreement") pursuant to which the Certain Stockholders have agreed to take specified actions in furtherance of the transactions contemplated by this Agreement, including tendering their Shares into the Offer and granting Parent and Purchaser the

Purchase Option (as defined in the Tender and Option Agreement) with respect to such Shares; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement and in order to induce Parent and Purchaser to enter into this Agreement, certain employees of the Company have entered into employment agreements with the Company and certain stockholders of the Company's subsidiaries have entered into shareholders agreements with the Company (the "Other Agreements").

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1    The Offer.
                    ---------

          (a) Subject to the provisions of this Agreement, and provided that this Agreement shall not have been terminated in accordance with Section 8.1 and so long as none of the events or circumstances set forth in Annex A hereto shall have occurred and be existing, not later than the fifth business day from the date of public announcement of the execution of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer at a price of $34.00 per Share net to the seller in cash. The obligation of Purchaser to consummate the Offer, to accept for payment and to pay for any Shares tendered pursuant to the Offer shall be subject only to those conditions set forth in Annex A. Purchaser expressly reserves the right, in its sole discretion, to waive any such condition, provided that, without the consent of the Company, Purchaser shall
           -------- ----
not waive the Minimum Condition (as defined in Annex A), subject to Section 1.1(b). The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rule 14d-1(c)(6) under the Exchange Act).

          (b) Purchaser expressly reserves the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided
                                                                     --------
that without the prior consent of the Company, no modification or change may be
----
made which (i) decreases the consideration payable in the Offer, (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, provided that Purchaser may
                                                     -------- ----
reduce the Minimum Condition to an amount of Shares which is not less than a majority of the Fully Diluted Shares so long as the affirmative vote of such amount of Shares would provide the requisite shareholder approval for an amendment to the Company's Certificate of Incorporation reducing the vote required to approve a merger to a majority of the outstanding Shares, (iv) decreases the maximum number of Shares sought pursuant to the Offer, (v) adversely changes any conditions to the Offer, or (vi) imposes additional conditions to the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled expiration date of the Offer any of the conditions to Purchaser's obligations to accept for payment and pay for Shares shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) extend the Offer on one occasion for a period of not more than 10 business days if the Minimum Condition has been satisfied but less than 90% of the Fully Diluted Shares have been validly tendered and not properly withdrawn. Notwithstanding the foregoing, Purchaser may not, without the Company's prior written consent, extend the Offer pursuant to clause (i) of the preceding sentence if the events or circumstances set forth in Annex A hereto shall have occurred as a result of Parent or Purchaser's breach of this Agreement. It is agreed that the conditions to the Offer set forth on Annex A are for the benefit of Purchaser and, except with respect to the Minimum Condition as set forth in Section 1.1(a), may be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion. On the terms and subject to the conditions of the Offer, Purchaser shall pay for, and Parent shall cause Purchaser to pay for, all Shares validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer.

          (C) On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1") with respect to the Offer which will comply in all material respects with the provisions of applicable federal securities laws, and will contain the offer to purchase relating to the Offer (the "Offer to Purchase") and forms of related letters of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the "Offer Documents"). Parent shall deliver copies of the proposed forms of the
Schedule 14D-1 and the Offer Documents to the Company within a reasonable time prior to the commencement of the Offer for review and comment by the Company and its counsel. Parent agrees to provide the Company and its counsel in writing any comments that Purchaser, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. The Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-1 or the Offer Documents that shall have become false or misleading in any material respect and Parent and Purchaser further agree to take all steps necessary to cause such Schedule 14D-1 or Offer Documents as so corrected to be filed with the SEC and disseminated to the shareholders of the Company, as and to the extent required by applicable federal securities laws.

     Section 1.2    Company Actions.
                    ---------------

          (a) The Company hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held on December 20, 1998, has duly and by unanimous vote adopted resolutions approving the Offer, the Merger, this Agreement, the Tender and Option Agreement and the Other Agreements and the other transactions contemplated hereby and thereby (the "Transactions"), determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders and recommending acceptance of the Offer and adoption of the Merger and this Agreement by the shareholders of the Company. The Company hereby consents, subject to Section 6.1, to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this
Section 1.2. The Company has been advised that all of its directors and executive officers intend either to tender their Shares pursuant to the Offer or (solely in the case of directors and executive officers who would as a result of the tender incur liability under Section 16(b) of the Exchange Act) to vote in favor of the Merger.

          (b) The Company shall file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall comply in all material respects with the provisions of applicable federal securities laws, and will contain such recommendations of the Board in favor of the Offer and the Merger, and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act and shall mail such Schedule 14D-9 together with the Offer Documents. The Company shall deliver the proposed forms of the Schedule 14D-9 and the exhibits thereto to Parent within a reasonable time prior to the commencement of the Offer for review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof. Each of the Company, Parent and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the shareholders of the Company, as and to the extent required by applicable federal securities laws.

     Section 1.3    Stockholder Lists. In connection with the Offer, the Company
                    -----------------
shall promptly furnish to, or cause to be furnished to, Parent and Purchaser mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date and of those Persons becoming record holders subsequent to such date (to the extent available), together with all other information in the Company's possession or control regarding the beneficial owners of Shares and shall furnish Parent and Purchaser with such information and assistance as Parent, Purchaser or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser shall, and shall cause each of their affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

     Section  1.4   Directors; Section 14(f). Immediately upon the acceptance
                    ------------------------
for payment of and payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to this Section 1.4) and (ii) the percentage that the number of votes represented by Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased) bears to the number of votes represented by Shares then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such Shares the Company shall, upon request of Parent and compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company's Board of Directors, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also use its reasonable best efforts to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that, in the event that Purchaser's designees are elected to the Board of Directors of the Company, such Board of Directors shall have, at all times prior to the Effective Time, at least three directors who are directors on the date of this Agreement and who are not officers of the Company, Parent or any of their respective subsidiaries (the "Independent Directors"); and provided further, that, in such event, if the
                                   -------- -------
number of Independent Directors shall be reduced below three for any reason whatsoever any remaining Independent Directors (or Independent Director, if there shall be only one remaining) may designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors may designate three persons to fill such vacancies who shall not be officers or affiliates of the Company, Parent or any of their respective subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, the Company shall promptly take all action requested by Parent necessary to effect any such election, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser hereunder, any waiver of any condition to the Company's obligations hereunder or any of the Company's rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the Independent Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Board of Directors of the Company to approve the actions contemplated hereby and the full Board of Directors of the Company; provided, that, if there shall be no Independent Directors, such actions may be
--------  ----
effected by majority vote of the entire Board of Directors of the Company, except that no such action shall amend the terms of this Agreement or modify the terms of the Offer or the Merger in a manner materially adverse to the holders of Shares.

                                  ARTICLE II

                                  THE MERGER

     Section 2.1    The Merger.  Upon the terms and subject to the conditions
                    ----------
hereof, and in accordance with the relevant provisions of the NYBCL, Purchaser shall be merged with and into the Company as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VII. Following the Merger, the Company shall continue as the surviving corporation (the "Surviving Corporation") under the name "LeaRonal, Inc." and shall continue its existence under the laws of the State of New York, and the separate corporate existence of Purchaser shall cease. At the election of Parent, any direct or indirect wholly owned subsidiary of Parent may be substituted for Purchaser as a constituent corporation in the Merger.

     Section 2.2    Effective Time.  As soon as practicable after the
                    --------------
satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Department of State of the State of New York (the "New York Department"), in such form as required by and executed in accordance with the relevant provisions of the NYBCL (the date and time of the filing of the Certificate of Merger with the New York Department (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

     Section 2.3    Effects of the Merger. The Merger shall have the effects set
                    ---------------------
forth in the applicable provisions of the NYBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     Section  2.4   Certificate of Incorporation; By-Laws. (a) At the Effective
                    -------------------------------------
Time and without any further action on the part of the Company and Purchaser, the Certificate of Incorporation of the Purchaser (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time until thereafter further amended as provided therein and under the NYBCL, shall be the certificate of incorporation of the Surviving Corporation following the Merger.

          (b) At the Effective Time and without any further action on the part of the Company and Purchaser, the Bylaws of the Purchaser shall be the Bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Certificate of Incorporation of the Surviving Corporation and as provided by law.

     Section 2.5    Directors and Officers.  The directors of Purchaser
                    ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

     Section 2.6    Conversion of Securities.  At the Effective Time, by virtue
                    ------------------------
of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

               (i) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

               (ii) Each Share held in the treasury of the Company and each Share owned by Purchaser or any direct or indirect subsidiary of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

               (iii) Each issued and outstanding Share (other than Shares cancelled pursuant to Section 2.6(ii) and any Dissenting Shares (as defined in Section 2.7(a)) shall be converted into the right to receive $34.00 in cash or any higher price that may be paid pursuant to the Offer (the "Merger Consideration") payable to the holder thereof, without interest, upon surrender of the certificate formerly representing such share in the manner provided in Section 2.8, less any required withholding taxes.

     Section  2.7   Dissenting Shares.  (a) Notwithstanding anything in this
                    -----------------
Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such Shares in favor of the Merger (or consented thereto in writing), who shall have delivered a written objection to the Merger and a demand for appraisal of such Shares in accordance with Sections 623 and 910 of the NYBCL

(insofar as such Sections are applicable to the Merger), and who shall not have failed to perfect or shall not have effectively withdrawn or lost their rights to appraisal and payment under the NYBCL (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration, but shall instead entitle the holder thereof to receive that consideration determined pursuant to Sections 623 and 910 of the NYBCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the NYBCL, such holder's Shares shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration, without any interest thereon.

          (b) The Company shall give Purchaser (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the NYBCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the NYBCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

     Section 2.8    Surrender of Shares.  (a) Prior to the mailing of the Proxy
                    -------------------
Statement, Purchaser shall appoint a bank or trust company which is reasonably satisfactory to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. At the Effective Time, the Surviving Corporation will deposit with the Paying Agent in separate trust for the benefit of former holders of Shares sufficient funds to make all payments pursuant to this Section 2.8. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Surviving Corporation or as it directs.

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the aggregate amount of Merger Consideration into which the number of Shares previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement. If any Merger Consideration is to be remitted to a person whose name is other than that in which the Certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer, and that the person requesting such exchange shall have paid any transfer and/or other taxes required by reason of the remittance of Merger Consideration to a person whose name is other than that of the registered holder of the Certificate surrendered, or the person requesting such exchange shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. No interest shall be paid or accrued, upon the surrender of the Certificates, for the benefit of holders of the Certificates on any Merger Consideration.

          (c) At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been deposited with the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof for payment of their claim for Merger Consideration to which such holders may be entitled.

          (d) Notwithstanding the provisions of Section 2.8(c), neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Shares such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of any applicable state, local or foreign law, rule or regulation. To the extent that amounts are so withheld by Parent and paid by Parent to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Shares in respect of which such deduction and withholding was made by Parent.

     Section 2.9    No Further Transfer or Ownership Rights. After the Effective
                    ---------------------------------------
Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted pursuant to this Agreement into the right to receive Merger Consideration, and if such certificates are presented to the Company for transfer, they shall be cancelled against delivery of Merger Consideration. From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law. All Merger Consideration paid upon the surrender for exchange of Certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

     Section 2.10   Treatment of Options.  Prior to the Effective Time, the
                    --------------------
Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that each outstanding stock option (each "Option") heretofore granted under the Company's 1990 Nonqualified Stock Option Plan, dated June 1, 1990 (the "1990 Plan") and the Company's 1996 Long-Term Incentive Plan (the "1996 Plan", and together with the 1990 Plan, the "Company Stock Option Plans"), whether or not then vested or exercisable, shall, at the Effective Time, be cancelled, and each holder thereof shall be entitled to receive a payment in cash from the Company (subject to any applicable withholding taxes, the "Cash Payment"), upon cancellation, equal to the product of (x) the total number of Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price or purchase price, as the case may be, per Share subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option upon cancellation. Notwithstanding the foregoing, if requested by Purchaser, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions providing for such cancellation and a cash payment equal to 101.8% of the Cash Payment to occur, in respect of any or all Options held by certain employees of the Company who have entered into employment agreements with the Company, on the 78th day after the date on which the Effective Time occurs. If Parent or Purchaser and an Option holder mutually agree, such Option holder may receive in lieu of such Cash Payment an option to acquire shares of common stock of Parent on terms providing such Option holder with value substantially equivalent to the value of such Cash Payment. The Company agrees that upon the exercise of any Option it shall issue such Shares as such Option holder may be entitled to receive upon such exercise and shall not exercise any rights it may have under the Company Stock Option Plans or otherwise to settle such Option with a cash payment without the written consent of Parent. As provided herein and subject to the contractual rights of participants therein, the Company Stock Option Plans and any Benefit Plan (or other plan, program or arrangement) providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary shall terminate as of the Effective Time. The Company will take all steps necessary to ensure that none of the Company or any of its subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than the current shareholders of Purchaser or its affiliates, to acquire any capital stock of the Surviving Corporation or any of its subsidiaries or, except as otherwise provided in this Section 2.10, to receive any payment in respect thereof and to cause such Options to be cancelled or cause the holders of the Options to agree to such cancellation thereof as provided herein.

     Section 2.11   Closing.  Upon the terms and subject to the conditions
                    -------
hereof, as soon as practicable after consummation of the Offer, and to the extent required by the NYBCL after the vote of the shareholders of the Company in favor of the approval of the Merger and this Agreement has been obtained, the Company and Purchaser (or Parent if appropriate) shall execute and file with the New York Department of State the Certificate of Merger, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.11, a closing (the "Closing") will be held at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA

19103-2793 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the Company Disclosure Schedule where the relevance of such disclosure to the applicable representation and warranty is readily apparent from such disclosure, the Company hereby represents and warrants to Parent and Purchaser as follows:

     Section 3.1    Organization and Qualification.
                    ------------------------------

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority necessary to enable it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) The only subsidiaries of the Company are those named in Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998 or set forth on Section 3.1(b) of the Company Disclosure Schedule. Each Significant Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority necessary to enable it to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each other subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority necessary to enable it to own, lease and operate its property and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each subsidiary of the Company is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

          (c) All of the outstanding shares of capital stock of each such subsidiary have been validly issued and are fully paid and non-assessable and, except as set forth in Section 3.1(b) of the Company Disclosure Schedule, are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, equities, options, liens, charges, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, joint venture or other entity. The Company has delivered to Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the comparable charters and bylaws or other organizational documents of its subsidiaries, in each case as amended to the date of this Agreement.

     Section 3.2    Capitalization.
                    --------------

          (a) The authorized capital stock of the Company consists of 35,000,000 Shares. All of the issued and outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to preemptive rights. As of the date hereof, 12,544,682 Shares were issued and outstanding, 1,313,364 Shares were reserved for issuance pursuant to outstanding Options of a like number issued under the Company Stock Option Plans. Such Shares reserved for issuance under the Company Stock Option Plans have not been issued and will not be issued prior to the Effective Time, and no commitment has been or will be made for their issuance, other than under the Options described in the preceding sentence and issued and outstanding under the Company Stock Option Plans as of the date of this Agreement.

          (b) Except as otherwise provided in Section 2.10 of this Agreement, at the Effective Time, each Option shall be cancelled and the holder thereof shall not be entitled to receive any consideration therefor other than the cash payments provided by Section 2.10 of this Agreement. Section 3.2(b) of the Company Disclosure Schedule sets forth the exercise prices and number of Shares in respect of outstanding Options under the Company Stock Option Plans. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote ("Voting Company Debt"). Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, unit, commitment, agreement, arrangement or undertaking. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights with respect to, any shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or any of its subsidiaries. The Company and its subsidiaries do not have outstanding any loans to any person in respect of the purchase of securities issued by the Company and its subsidiaries.

          (c) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries or with respect to the registration of the offering, sale or delivery of any shares of capital stock of the Company or any of its subsidiaries under the Securities Act of 1933, as amended (the "Securities Act").

     Section 3.3    Authority Relative to this Agreement.  (a) The Company has
                    ------------------------------------
all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions (subject to the Company Shareholder Approval (as hereinafter defined) with respect to the Merger). The execution and delivery of this Agreement and the performance of its obligations hereunder and the consummation by the Company of the Transactions have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than the Company Shareholder Approval and the filing and recordation of appropriate merger documents as required by the NYBCL). This Agreement has been duly and validly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Purchaser, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

          (b) The only vote of holders of any class or series of capital stock of the Company or any of its subsidiaries necessary to adopt or approve this Agreement and the Merger is the adoption of this Agreement by the holders of two-thirds of the outstanding Shares (the "Company Shareholder Approval"), subject to Section 6.9(d). The affirmative vote of the holders of any capital stock of the Company or any of its subsidiaries, or any of them, is not necessary to consummate the Offer or any transaction contemplated by this Agreement other than as set forth in the preceding sentence.

     Section 3.4    Absence of Certain Changes.  Except as disclosed in the
                    --------------------------
Company's filings and reports under the Exchange Act filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or as set forth in Section 3.4 of the Company Disclosure Schedule, since August 31, 1998, the Company and its subsidiaries have conducted their business only in the ordinary course in all material respects, and during such period there has not been any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Filed Company SEC Documents or as set forth in Section 3.4 of the Company

Disclosure Schedule, since August 31, 1998 there has not been (a) any declaration, setting aside or payment of any dividend (other than the declaration and payment of regular quarterly cash dividends in an amount not in excess of $0.14 per Share) or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any capital stock of the Company; (b) any entry into any agreement, commitment or transaction by the Company or any of its subsidiaries which is material to the Company and its subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; (c) any split, combination or reclassification of the Company's capital stock or of any other equity interests in the Company, or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or of any other equity interests in the Company; (d)(i) any granting by the Company or any of its subsidiaries to any officer, director or key employee of the Company or any of its subsidiaries of any increase in compensation, except in the ordinary course of business or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (ii) any granting by the Company or any of its subsidiaries to any such officer, director or key employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents or (iii) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such officer, director or key employee; (e) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; or (f) any change in accounting methods, principles or practices by the Company or any subsidiary materially affecting the consolidated assets, liabilities, results of operations or business of the Company, except insofar as may have been required by a change in generally accepted accounting principles.

     Section 3.5    Reports.  Since March 1, 1996, the Company has timely filed
                    -------
all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, the "Company SEC Documents"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules promulgated thereunder. The Company has delivered copies of all such forms, reports or documents to Parent. None of such forms, reports or documents at the time filed (or at the time amended), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (and include, in the case of any unaudited interim financial statements, reasonable accruals for normal year-end adjustments). No subsidiaries of the Company are required to file periodic reports with the SEC under the Exchange Act.

     Section 3.6    Proxy Statement.  If a Proxy Statement is required for the
                    ---------------
consummation of the Merger under applicable law, the Proxy Statement will comply in all material respects with the Exchange Act, except that no representation is made by the Company with respect to information supplied by or on behalf of Parent or any affiliate of Parent specifically for inclusion in the Proxy Statement. None of the information supplied by the Company specifically for inclusion in the Proxy Statement shall, at the time the Proxy Statement is mailed or at the time of the Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any of the information relating to and supplied by or on behalf of Parent and Purchaser specifically for inclusion in the Proxy Statement. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, to be distributed to shareholders in connection with the Merger, or any schedule required to be filed with the SEC in connection therewith, together with any amendments or supplements thereto, are collectively referred to herein as the "Proxy Statement." If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors is discovered by the Company that shall be set forth in a supplement to the Proxy Statement, the Company will promptly inform Parent and Purchaser and prepare, file and disseminate such supplement as may be required by applicable law.

     Section 3.7    Consents and Approvals; No Violation.  Subject to obtaining
                    ------------------------------------
the Company Shareholder Approval (if required under the NYBCL) and the taking of the actions described in the immediately succeeding sentence, the execution, delivery and performance of this Agreement do not, and the consummation of the Transactions (including the changes in ownership of Shares or the composition of the Board of Directors of the Company) and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse to time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of the Company or any of its subsidiaries under, or result in the termination of, or require that any consent be obtained or any notice be given with respect to, (i) the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its subsidiaries, (ii) any loan or credit agreement note, bond, mortgage, indenture, lease, license or other agreement, instrument, Contract or Permit applicable to the Company or any of its subsidiaries or their respective properties or assets, (iii) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to the Company or any of its subsidiaries is a party, other than, in the case of clauses (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, Liens, losses of a material benefit, consents or notices that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity") is required by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act (as hereinafter defined), the filing of a notice with the German Federal Cartel Office under the German Act Against Restraints of Competition (the "GWB Act") or in connection with any other foreign antitrust or competition laws, (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) if required, the Proxy Statement relating to the approval by the Company's shareholders of this Agreement and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger pursuant to the NYBCL and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or where the requirement to obtain such consent, approval, authorization or permit, or to make such filing or notification arises solely from the regulatory status of Parent or Purchaser.

     Section 3.8   Brokerage Fees and Commissions. Except for those fees and
                   ------------------------------
expenses payable to The Beacon Group Capital Services LLC (the "Company Financial Advisor") and Eugene Nadel pursuant to the letter agreement, dated September 24, 1998, no person is entitled to receive any investment banking, brokerage or finder's fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any of its subsidiaries or by any affiliate of the Company or any of its subsidiaries. A copy of the above agreement has previously been delivered to Parent.

     Section 3.9   Schedule 14D-9; Offer Documents.  Neither the Schedule 14D-9,
                   -------------------------------
any other document required to be filed by the Company with the SEC in connection with the Transactions, nor any information supplied by the Company in writing specifically for inclusion in the Offer Documents or the Schedule 14D-1 shall, at the respective times the Schedule 14D-9, any such of other filings by the Company, the Schedule 14D-1, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and any other document required to be filed by the Company with the SEC in connection with the Transactions will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Purchaser specifically for inclusion or incorporation by reference therein.

     Section 3.10   Litigation.  Except as disclosed in the Company SEC
                    ----------
Documents, there is no claim, suit, action or proceeding (including arbitration proceedings) pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.11   Insurance.  The Company and its subsidiaries maintain
                    ---------
policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company's judgment, reasonable for the assets and properties of the Company and its subsidiaries and customary in the Company's industry. As of the date of this Agreement, except as set forth in Section 3.11 of the Company's Disclosure Schedule, all material insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

     Section 3.12   ERISA Compliance. (a) Section 3.12(a) of the Company
                    ----------------
Disclosure Schedule sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and each material employment contract, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other material employee benefit plan, program or arrangement, whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any subsidiary for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries has any liability (collectively, the "Benefit Plans"), except for Benefit Plans that are maintained or contributed to by a subsidiary other than a Specified Subsidiary and which the executive officers of the Company located at the Company's headquarters do not have actual knowledge of as of the date of this Agreement. For purposes of the preceding sentence, an employment agreement shall be deemed material if the Company or a subsidiary may not terminate the contract or the employment of the individual who is a party to the contract without incurring a liability in excess of $100,000, and an employee benefit plan, program or arrangement will be material if the aggregate annual cost associated therewith exceeds $250,000. As used herein, "Specified Subsidiary" shall mean LeaRonal (UK) plc, LeaRonal AG and LeaRonal (S.E. Asia) Ltd.

          (b) Each Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms. The Company, each subsidiary and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code") and any other applicable law, rule or regulation, domestic or foreign.

          (c) No event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any subsidiary could be subject to any liability under the terms of any Benefit Plan, or under ERISA, or, with respect to any Benefit Plan, under ERISA, the Code or any other applicable law, rule or regulation, domestic or foreign, other than any condition or set of circumstances that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any subsidiary has incurred or would reasonably be expected to incur any liability in respect of any employee benefit plan maintained by any person other than the Company or a subsidiary which would be treated as a single employer with the Company or a subsidiary under Section 414(b) or (c) of the Code.

          (d) The Benefit Plans which are "employee pension benefit plans" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Pension Plan") now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code. All Pension Plans have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trust are exempt from federal income taxes and no determination letter with respect to any Pension Plan has been revoked nor, to the best knowledge of the Company is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

          (e) No Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

          (f) There are no investigations, audits, actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, any Benefit Plan or its assets, any fiduciary thereof or service provider thereto nor to the knowledge of the Company is there any reasonable basis for any such claim, suit or proceeding that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

          (g) To the knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any Benefit Plan before the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

          (h) All contributions to, and payments from, any Benefit Plan, except those to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Effective Time that are not yet, but will be, required are properly accrued and reflected on the most recent financial statements contained in the Filed Company SEC Documents.

          (i) Except as set forth on Section 3.12(i) of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, and except for Benefit Plans maintained or contributed to by a subsidiary other than a Specified Subsidiary which the executive officers of the Company located at the Company's headquarters do not have actual knowledge of as of the date of this Agreement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its subsidiaries to pay greater compensation or make a larger contribution to, or pay greater benefits or accelerate payment or vesting of a benefit under, any Benefit Plan or any other program, agreement, policy or arrangement or (ii) create or give rise to any additional vested rights or service credits under any Benefit Plan or any other program, agreement, policy or arrangement.

          (j) Except as set forth in Section 3.12(j) of the Company Disclosure Schedule, and except for Benefit Plans maintained or contributed to by a subsidiary other than a Specified Subsidiary which the executive officers of the Company located at the Company's headquarters do not have actual knowledge of as of the date of this Agreement, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code. Neither the Company nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with life, medical, dental or disability benefits for any period of time beyond retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

          (k) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (i) no such Benefit Plan in funded through a "welfare benefit fund", as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(l) of the Code, complies in all material respects with the applicable requirements of Sections 601 through 608 of ERISA and Section 4980B(f) of the Code, and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Offer.

     Section 3.13   Taxes.  The Company and each of its subsidiaries has timely
                    -----
filed all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete, except for such instances which individually or in the aggregate would not have a Material Adverse Effect on the Company. All material Taxes of the Company and its subsidiaries which are due on or before the Effective Time, have been paid, except for those Taxes which are being contested in good faith for which adequate reserves have been established in the financial statements included in the Company SEC Documents in accordance with generally accepted accounting principles and which are described in Section
3.13 of the Company Disclosure Statement. The Company does not know of any proposed or threatened Tax claims or assessments which, if upheld, would individually or in the aggregate have a Material Adverse Effect on the Company. The Company and each subsidiary has withheld and paid over to the relevant Taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes which individually or in the aggregate would not have a Material Adverse Effect on the Company.

            As used herein, "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the Company or any of its subsidiaries, and "Taxes" shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, payroll and franchises imposed by or under any statute, law, rule or regulation, and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

     Section 3.14   Year 2000. The software, operations, systems and processes
                    ---------
(including, to the knowledge of the Company, software, operations, systems and processes obtained from third parties) which, in whole or in part, are used, operated, relied upon, or integral to, the Company's or any of its subsidiaries' conduct of their business, are Year 2000 Compliant (as hereinafter defined), except where the failure to be Year 2000 Compliant would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and the Company has delivered to Parent true and correct copies of any consultant or other third-party reports prepared on behalf of the Company with respect to such compliance. For purposes of this Agreement, "Year 2000 Compliant" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or data/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

     Section 3.15   Compliance with Applicable Laws. Except as would not
                    -------------------------------
reasonably be expected to have a Material Adverse Effect on the Company: (a) the Company and its subsidiaries have in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits (including Environmental Permits (as hereinafter defined)) and rights ("Permits") required under applicable Environmental Laws and necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, and (b) each of the Company and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, including in respect of unlawful expenditures in violation of Section 30A of the Exchange Act. "Environmental Permit" means any permit, license, approval or other authorization under any applicable law, regulation and other requirement of any country, state, municipality or other subdivision thereof relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases of pollutants, contaminants, hazardous substances, toxic materials, or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment storage, disposal, transport, or handling of chemical substances, pollutants, contaminants or hazardous or toxic materials or wastes.

          (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each of the Company and its subsidiaries and their respective properties, assets, businesses and operations is, and has been, and (ii) each of the Company's former subsidiaries, while subsidiaries of the Company and their respective properties, assets, businesses and operations, was, in compliance with all applicable Environmental Laws (as hereinafter defined) and Environmental Permits. The term "Environmental Laws" means any federal, state, local or foreign statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (i) emissions, discharges, releases or threatened releases of Hazardous Material (as hereinafter defined) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

          (c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) during the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously-owned properties, there have been no Releases (as hereinafter defined) of Hazardous Material in, on, under, from such properties, or to its knowledge any surrounding site or any off-site location, and (ii) to its knowledge prior to the period of ownership by the Company and its subsidiaries of any of their respective current or previously-owned properties there were no releases of Hazardous Material in, on, under or affecting any such property, any surrounding site or any off-site location. The term "Hazardous Material" means
(1) hazardous materials, pollutants or contaminants, medical, hazardous or infectious wastes, hazardous waste constituents, hazardous chemicals, hazardous or toxic pollutants, and hazardous or toxic substances as those terms are defined in or regulated by any applicable Environmental Law, including without limitation, the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the
                                                               -- ---
Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the
                                                               -- ---
Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et
                                                                            --
seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the
---                                                            -- ---
Clean Water Act, 33 U.S.C. Section 1251 et seq. and the Clean Air Act, 42 U.S.C.
                                        -- ---
Section 7401 et seq., (2) petroleum, including
             -- ---
crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, (4) radioactive materials including, without limitation, source byproduct or special nuclear materials and (5) pesticides. "Releases" means spills, leaks, discharges, disposal, pumping, pouring, emissions, injection, emptying, leaching, dumping or allowing to escape.

          (d) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) the Company and its subsidiaries and their respective properties, assets, businesses and operations are not subject to any Environmental Claims (direct or contingent, and whether known or unknown) or Environmental Liabilities (as such terms are hereinafter defined) arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof or for which the Company and its subsidiaries are responsible, including without limitation, any such Environmental Claims or Environmental Liabilities arising from or based upon the ownership or operation of assets, businesses or properties of the Company or any subsidiary or their respective predecessors, and (ii) neither the Company nor any of its subsidiaries has received any notice of any violation of any Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective assets, properties, businesses or operations, or, in each case, those of their respective predecessors. The Company has provided to Purchaser and has disclosed on Section 3.15(d) of the Company Disclosure Schedule all material environmental site assessment reports prepared by, on behalf of or, to the extent in the Company's or any subsidiary's possession, relating to the Company or any subsidiary since January 1, 1996 regarding the environmental condition of the Company's properties or the environmental compliance of the Company or any subsidiary. The term "Environmental Claim" means any third party (including governmental agencies, regulatory agencies and employees) action, lawsuit, claim, proceeding (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to hazardous or toxic substances; (v) the safety or health of employees; or (vi) the manufacture, processing, distribution in commerce, use, or storage of chemical or other hazardous substances. An "Environmental Claim" includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit of the Company or any of its subsidiaries. The term "Environmental Liabilities" includes all costs arising from any Environmental Claim or violation or alleged violation or circumstance or condition which would give rise to a violation or liability under any Environmental Permit or Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, including attorneys' fees and court costs.

     Section 3.16   State Takeover Statutes. The Company has taken all action
                    -----------------------
necessary to render Section 912 of the NYBCL inapplicable to Parent and Purchaser, the Offer, the Merger, the Tender and Option Agreement and this Agreement and the other Transactions. No other "fair price," "moratorium," "control share acquisition" or other state takeover statute or similar statute or regulation applies or purports to apply to the Company, Parent, Purchaser, the Offer, the Merger, the Tender and Option Agreement, this Agreement or any of the other Transactions. As a result of the foregoing actions, the only action required to authorize the Merger is the Company Shareholder Approval and no further action is required to authorize the other Transactions.

     Section 3.17   Contracts.  Except for Benefit Plans, Contracts disclosed on
                    ---------
Section 3.11 to the Company Disclosure Schedule and any Contracts filed as an exhibit to any Filed Company SEC Document, Section 3.17 to the Company Disclosure Schedule lists, under the relevant heading, all oral or written contracts, agreements, arrangements, guarantees, leases and executory commitments (each a "Contract") that exist as of the date hereof to which the Company or any of its subsidiaries is a party or by which it is bound and which fall within any of the following categories: (a) Contracts not entered into in the ordinary course of the Company's and its subsidiaries' businesses other than those that individually are not material to the business of the Company and its subsidiaries, taken as a whole, (b) joint venture and partnership agreements,
(c) Contracts containing covenants purporting to limit the freedom of the Company or any of its subsidiaries to compete in any line of business in any geographic area, (d) Contracts which after the consummation of any of the Transactions would have the effect of limiting the freedom of Parent or any of its subsidiaries to compete in any line of business in any geographic area, (e) Contracts providing for "earn-outs" or other contingent payments by the Company involving more than $1,000,000 in the aggregate over the terms of all such Contracts, (f) Contracts associated with off balance sheet financing in excess of $1,000,000 in the aggregate, including but not limited to arrangements for the sale of receivables, (g) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements where the consideration in any individual transaction exceeds $1,000,000 since January 1, 1995, or (h) Contracts with respect to which a change in the ownership (whether directly or indirectly) of the Shares or the composition of the Board of Directors of the Company may result in a violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of benefits under such Contract which termination, cancellation, acceleration or loss of benefit would be material to the Company, except in the case of clauses (a), (b) and (e) through (h) above for Contracts to which a subsidiary other than a Specified Subsidiary is a party or by which it is bound and which the executive officers of the Company located at the Company's headquarters do not have actual knowledge of as of the date of this Agreement. All Contracts (including those described in clauses (a) through (h) above) to which the Company or any subsidiary is a party or by which it is bound are valid and binding obligations of the Company or such subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts which if not so valid and binding would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company or such subsidiary nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which, individually or in the aggregate, would not reasonably be expected to have a

Material Adverse Effect on the Company. Set forth in Section 3.17(i) to the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors' and officers' liability insurance. The Company has provided to Parent and Purchaser true and complete copies of each of the Other Agreements.

     Section 3.18   Labor Matters. Except to the extent set forth in Section
                    -------------
3.18 of the Company Disclosure Schedule, (a) no employee of the Company or any of its subsidiaries is represented by any union or other labor organization; (b) the Company and all of its subsidiaries are in compliance with applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice; (c) there is no unfair labor practice complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened by or before the National Labor Relations Board or any other Governmental Entity; (d) there is no labor strike, dispute, slowdown, representation campaign or work stoppage pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries; (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company or its subsidiaries; and (f) neither the Company or any of its subsidiaries has experienced any material work stoppage since August 31, 1996. The Company and its subsidiaries are in material compliance with all applicable federal, state, local or foreign labor laws, rule and regulations.

     Section 3.19   Undisclosed Liabilities. Except as and to the extent
                    -----------------------
disclosed in the Filed Company SEC Documents, or as set forth in Section 3.19 of the Company Disclosure Schedule, and except for liabilities incurred in the ordinary course of business and otherwise not in contravention of this Agreement which individually and in the aggregate are not material, the Company does not have any liabilities or obligations of any nature (whether absolute, contingent or otherwise) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its subsidiaries prepared in accordance with United States generally accepted accounting principles.

     Section 3.20   Opinion of Company Financial Advisor. The Company has
                    ------------------------------------
received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent, and such opinion has not been amended, modified or revoked in a manner adverse to Parent or Purchaser. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such fairness opinion (and, subject to prior review and consent by such Company Financial Advisor, a reference thereto) in the Offer Documents and in the
Schedule 14D-9 and the Proxy Statement.

     Section 3.21   Intellectual Property. Except to the extent the failure of
                    ---------------------
any of the following would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) the Company and each of its subsidiaries owns and/or is licensed to use (in each case, free and clear of any Liens, claims or similar encumbrances) all patents, patent applications, trademarks, trademark registrations and applications, tradenames, service marks, copyright registrations and applications, technology, inventions, know-how, trade secrets, processes and all agreements and other rights with respect to intellectual property and computer programs ("Intellectual Property") used in or necessary for the conduct of its business as currently conducted; (ii) all such patents, trademarks and copyrights owned by the Company and each of its subsidiaries are valid and enforceable; (iii) the use of such Intellectual Property by the Company and its subsidiaries and their agents does not infringe on the rights of any person; (iv) to the knowledge of the Company, no person is infringing on any right of the Company or any of its subsidiaries with respect to any such Intellectual Property; (v) the Company and its subsidiaries are not, and the consummation of the Transactions will not cause them to be, in breach or violation of any agreement relating to the use of any of its Intellectual Property, and they have not received any notification, written or oral, from any third party that there is any such violation, breach or inability to perform under any such agreement; and (vi) there are no agreements, written or oral, which materially limit any rights by the Company or its subsidiaries to use any of their Intellectual Property.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            Parent and Purchaser jointly and severally represent and warrant to the Company as follows:

     Section 4.1   Organization and Qualification. Each of Parent and Purchaser
                   ------------------------------
is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted. Each of Parent and Purchaser is duly qualified as a foreign corporation or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

     Section 4.2   Authority Relative to this Agreement. Each of Parent and
                   ------------------------------------
Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions. The execution and delivery by Parent and Purchaser of this Agreement and the performance of their respective obligations hereunder, and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by the respective Boards of Directors of Parent and Purchaser, and the shareholder of Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, or commence the Offer or to consummate the Transactions (including the Offer) other than filing and recordation of appropriate merger documents as required by the NYBCL. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

     Section 4.3   Proxy Statement. None of the information supplied in writing
                   ---------------
by Parent, Purchaser and their respective affiliates specifically for inclusion in the Proxy Statement, if required, shall, at the time the Proxy Statement is mailed, at the time of the Shareholder Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent and Purchaser make no representation or warranty as to any of the information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement. If, at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors is discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent will promptly inform the Company.

     Section 4.4   Consents and Approvals; No Violation. Subject to the taking
                   ------------------------------------
of the actions described in the immediately succeeding sentence, the execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Parent under (i) the certificate of incorporation or bylaws of Parent or Purchaser, (ii) any loan or credit agreement, note, bond, indenture, lease or other agreement, instrument or Permit applicable to Parent or Purchaser or their respective properties or assets,
(iii) any judgment, order, writ, injunction, decree, law, statute, ordinance, rule or regulation applicable to Parent or Purchaser or their respective properties or assets, other than, in the case of clause (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent and Purchaser to perform their respective obligation under this Agreement or (y) prevent or impede the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other person is required by Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or Purchaser, as the case may be, of any of the Transactions, except (A) in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or in connection with the GWB Act or any other foreign antitrust or competition laws, (B) pursuant to the Securities Act and the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the NYBCL, (D) such consents, approvals, orders, authorizations, registrations and declarations as may be required under the law of any foreign country in which the Parent or any of its subsidiaries conducts any business or owns any assets, (E) such filings and approvals as may be required under the "blue sky", takeover or securities laws of various states, or (F) where the failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or delay consummation of the Offer or the Merger or would not otherwise prevent Parent from performing its obligations under this Agreement or where the requirement to obtain such consent, approval, authorization or permit, or to make such filing or notification arises from the regulatory status of the Company or its subsidiaries.

     Section 4.5   Financing. Parent will have at each of (i) the time of
                   ---------
acceptance for purchase by Purchaser of Shares pursuant to the Offer and (ii) the Effective Time, and will make available to Purchaser, the funds necessary to consummate the Offer and the Merger.

     Section 4.6   Brokerage Fees and Commissions. Except for those fees and
                   ------------------------------
expenses payable to Deutsche Bank Securities Inc. no person is entitled to receive any investment banking brokerage or finder's fee or commission in connection with this Agreement or the Transactions based upon arrangements may by or on behalf of Parent or Purchaser.

     Section 4.7   Schedule 14D-1; Offer Documents. Neither the Schedule 14D-1,
                   -------------------------------
the Offer Documents nor any information supplied by or on behalf of Parent or Purchaser in writing for inclusion in the Schedule 14D-9 shall, at the respective times the Schedule 14D-9, the Schedule 14D-1, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-1 and the Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     Section 4.8   Operations of Purchaser. Purchaser (and any other wholly
                   -----------------------
owned subsidiary of Parent which may be used to effect the Offer and the Merger pursuant to Section 2.1) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     Section 4.9   Ownership of Shares by Parent and Purchaser. As of the date
                   -------------------------------------------
hereof and excluding Shares subject to the Tender and Option Agreements, Parent and Purchaser beneficially own 100 Shares.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1   Conduct of Business of the Company Pending the Merger. The
                   -----------------------------------------------------
Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to:

          (a) operate its business in the usual and ordinary course substantially consistent with past practices;

          (b) use its commercially reasonable efforts to preserve intact its business organization, maintain its rights and franchises, retain the services of its respective key employees and maintain its relationships with its respective customers and suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time; and

          (c) use its commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

     Section 5.2   Prohibited Actions by the Company. Without limiting the
                   ---------------------------------
generality of Section 5.1, except as set forth in Section 5.2 of the Company Disclosure Schedule, the Company covenants and agrees that, except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its subsidiaries to do, any of the following:

          (a) (i) increase the compensation (or benefits) payable to or to become payable to any director or employee, except for increases in salary or wages of employees in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy or practice of the Company or its subsidiaries as disclosed in Section 3.12 of the Company Disclosure Schedule and in effect on the date of this Agreement) to, or enter into or amend in any material respect any employment or severance agreement with, any employee; (iii) establish, adopt, enter into or amend any collective bargaining agreement or Benefit Plan of the Company or any subsidiary; or (iv) take any action to accelerate any rights or benefits, or make any determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement or Benefit Plan of the Company or any subsidiary;

          (b) declare, set aside or pay any dividend on, or make any other distribution in respect of (whether in cash, stock or property), outstanding shares of capital stock, except for (i) dividends by a wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company and (ii) regular quarterly cash dividends by the Company consistent with past practices (including as to declaration, record and payment dates) in no event to exceed $0.14 per Share per fiscal quarter; provided that
                                                                 -------- ----
the Company may declare and pay, prior to the expiration date of the Offer, its regular quarterly cash dividend of $0.14 per Share scheduled to be declared and paid in February, 1999;

          (c) redeem, purchase or otherwise acquire, or offer or propose to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries (other than (i) any such acquisition by the Company or any of its wholly owned subsidiaries directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary, or
(ii) any purchase, forfeiture or retirement of shares of Company Common Stock or the Options occurring pursuant to the terms (as in effect on the date of this Agreement) of any existing Benefit Plan of the Company or any of its subsidiaries, in a manner otherwise consistent with the terms of this Agreement;

          (d) effect any reorganization or recapitalization; or split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

          (e) offer, sell, issue or grant, or authorize or propose the offering, sale, issuance or grant of, any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for) any shares of capital stock of, or other equity interest in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any Voting Company Debt or other voting securities of, the Company or any of its subsidiaries, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than issuances of shares of Company Common Stock upon the exercise of the Options outstanding at the date of this Agreement in accordance with the terms thereof (as in effect on the date of this Agreement);

          (f) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets of any other person if the aggregate consideration is in excess of $500,000 for any individual transaction, and $5,000,000 for all such transactions (other than the purchase of assets from suppliers or vendors in the ordinary course of business);

          (g) sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the properties or assets of the Company or any of its subsidiaries that are, individually or in the aggregate, material to the business of the Company and its subsidiaries, except for (i) dispositions of excess or obsolete assets and sales of inventories in the ordinary course of business, and (ii) dispositions of properties or assets with a value not in excess of $500,000 for any individual transaction and $5,000,000 for all such transactions;

          (h) propose or adopt any amendments to its certificate of incorporation or bylaws or other organizational documents;

          (i) effect any change in any accounting methods, principles or practices in effect as of February 28, 1998 affecting the reported consolidated assets, liabilities or results of operations of the Company, except as may be required by a change in generally accepted accounting principles;

          (j) (i) incur any indebtedness for borrowed money in excess of an aggregate of $5,000,000, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (ii) make any loans, advances (other than to employees of the Company and its subsidiaries in the ordinary course of business) or capital contributions to, or investments in, any other person, other than to or in the Company or any subsidiary of the Company;

          (k)   enter into any Contract described in clauses (a) through (f) of
Section 3.17 or, in the case of any Contract described in Section 3.17(h), enter into such Contract if the termination, cancellation, acceleration or loss of benefits described in Section 3.17(h) would have a Material Adverse Effect on the Company;

          (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business;

          (m) take any of the actions set forth in Section 3.4 not otherwise specified herein;

          (n) settle the terms of any material litigation affecting the Company or any of its subsidiaries;

          (o) make any material Tax election (unless required by law or unless consistent with prior practice) or settle or compromise any material Tax liability except, in each case, if Parent is given reasonable prior notice thereof; or

          (p) make or agree to make any new capital expenditures except for capital expenditures which are consistent with the capital expenditure budget previously provided to Parent and which do not individually exceed $500,000 and do not, in the aggregate, exceed $5,000,000.

                                  ARTICLE VI

                                   COVENANTS

     Section 6.1    No Solicitation.
                    ---------------

          (a) From and after the date hereof until the Effective Time or the termination of this Agreement in accordance with Section 8.1, neither the Company or any of its subsidiaries, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal (as hereinafter defined), or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of such inquiries or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize or permit any of its officers, directors or employees or any of its subsidiaries or affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by it or any of its subsidiaries to take any such action; provided, however, that nothing
                                          --------  -------
contained in this Agreement shall prohibit the Board of Directors of the Company from, prior to the earlier to occur of acceptance for payment of Shares pursuant to the Offer or adoption of this Agreement by the requisite vote of the stockholders of the Company, furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited written, bona fide Acquisition Proposal that constitutes, or may reasonably be expected to lead to, any Superior Proposal (as hereinafter defined) if, and only to the extent that (i) the Board of Directors of the Company, after consultation with independent legal counsel, reasonably determines in good faith that the failure to do so would be reasonably likely to result in a breach of the fiduciary duty of the Board of Directors of the Company under applicable law and
(ii) prior to taking such action the Company (x) delivers to Parent and Purchaser the notice required pursuant to Section 6.1(c) stating that it is taking such action and (y) receives from such person or group an executed confidentiality agreement that contains customary confidentiality and standstill restrictions. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.1 by any officer, director, employee or affiliate of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor, agent or representative of the Company or any of its subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 6.1 by the Company.

          (b) Except as expressly permitted by this Section 6.1, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw, modify or fail to make, or propose to withdraw, modify or fail to make its approval or recommendation of the Offer or the Merger or of the Tender and Option Agreement and the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) take any action to render the provisions of any anti-takeover statute, rule or regulation (including Section 912 of the NYBCL) inapplicable to any person (other than Parent, Purchaser or their affiliates) or group or to any Acquisition Proposal or (iv) cause the Company or any of its subsidiaries to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal; provided however, that prior to
                                                 -------- -------
the earlier to occur of acceptance for payment of Shares pursuant to the Offer or adoption of this Agreement by the requisite vote of the stockholders of the Company, the Board of Directors of the Company may terminate this Agreement if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Board of Directors of the Company, after consultation with independent legal counsel, reasonably determines in good faith that the failure to do so would be reasonably likely to result in a breach of the fiduciary duty of the Board of Directors of the Company under applicable law, (C) the Company shall, prior to or simultaneously with the taking of such action, have paid or pay to Parent or Purchaser or their designee the Termination Fee and the Expenses referred to in Section 8.3, (D) the Company is not in breach of this
Section 6.1, (E) the Company shall have complied with its obligations under
Section 8.1(d)(ii) and (F) concurrently with such termination, the Company enters into an Acquisition Agreement with respect to such Superior Proposal.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) above, the Company shall promptly (and in any event, within 24 hours) advise Parent orally and in writing of any request for information or the submission or receipt of any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, and the identity of the person making any such Acquisition Proposal. The Company will keep Parent fully informed of the material developments with respect to any such Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (d) "Acquisition Proposal" means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or of any Material Business (as hereinafter defined) or of any subsidiary or subsidiaries responsible for a Material Business in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 20% of the outstanding shares of any class of equity securities of the Company; (iv) any acquisition of 20% or more of the outstanding shares of capital stock of the Company; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the shares of Company Common Stock then outstanding or all or substantially all of the assets of the Company and its subsidiaries which the Board of Directors of the Company reasonably determines in good faith (after consultation with its independent financial advisor and after taking into account any changes to the terms of this Agreement and the Offer that have been proposed by Parent in response to such proposal) to be more favorable to the Company and the Company's stockholders. "Material Business" means any business (or the assets needed to carry out such business) that contributed or represented 20% or more of the net sales, the net income or the assets (including equity securities) of the Company and its subsidiaries taken as a whole.

          (e) Nothing contained in this Section 6.1 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if the Board of Directors of the Company, after consultation with independent legal counsel, reasonably determines in good faith that the failure to take such action would be reasonably likely to result in a breach of the fiduciary duty of the Board of Directors under applicable law; provided that neither the Board of Directors of
                                -------- ----
the Company nor any committee thereof withdraws or modifies, or proposes to withdraw or modify, the approval or recommendation of the Board of Directors of the Company of the Offer or the Merger or approves or recommends, or publicly proposes to approve or recommend, an Acquisition Proposal unless the Company and the Board of Directors of the Company have complied with all the provisions of this Section 6.1.

     Section 6.2    Access to Information.  Between the date of this Agreement
                    ---------------------
and the Effective Time, the Company shall, and shall cause its subsidiaries to
(a) afford to Parent and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives full access during normal business hours and at all other reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to their books and records (including all Tax Returns and all books and records related to Taxes and such returns), (b) permit Parent to make such inspections as it may require (and the Company shall cooperate with Parent in any inspections, including, without limitation, environmental due diligence), and (c) furnish promptly to Parent and its representatives a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and such other information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of Parent.

     Section 6.3    Confidentiality Agreement.  The parties agree that the
                    -------------------------
provisions of the Confidentiality Agreement dated October 21, 1998 between Parent and the Company shall remain binding and in full force and effect; provided, however, that any consents from the Company
--------  -------
necessary under the Confidentiality Agreement for Parent and Purchaser to consummate the transactions contemplated by this Agreement and the Tender and Option Agreement shall be deemed to have been made and provided that the provisions of the twelfth paragraph of the Confidentiality Agreement shall terminate and be of no further force and effect after the date of this Agreement. The parties shall comply with, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to comply with, all of their respective obligations under the Confidentiality Agreement until the Effective Time, at which time the Confidentiality Agreement shall terminate and be of no further force and effect.

     Section 6.4    Reasonable Best Efforts.  (a) Subject to the terms and
                    -----------------------
conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Such reasonable best efforts shall include, without limitation, (i) the obtaining of all necessary consents, approvals or waivers from third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and (ii) opposing vigorously any litigation or administrative proceeding relating to this Agreement or the transactions contemplated hereby, including, without limitation, promptly appealing any adverse court or agency order. Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, neither Parent or the Company nor any of their respective affiliates shall be under any obligation of any kind to (i) litigate against any Governmental Entity, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws or (ii) otherwise agree with any Governmental Entity or any other party to sell or otherwise dispose of, agree to any material limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) a material portion of the assets or businesses of any of the Company, its subsidiaries, Parent or any of Parent's affiliates.

          (b) The Company shall give and make all required notices and reports to the appropriate persons with respect to the Permits and Environmental Permits that may be necessary for the sale and purchase of the business and the ownership, operation and use of the assets of Surviving Corporation by Parent and Purchaser after the Effective Time. Subject to the other terms of this Agreement, each of the Company, Parent and Purchaser shall cooperate and use their respective reasonable best efforts to make all filings, to obtain all actions or nonactions, waivers, Permits and orders of Governmental Entities necessary to consummate the transactions contemplated by this Agreement and to take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing.

          (c) The Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger, this Agreement, the Tender and Option Agreement or any of the other transactions contemplated by the foregoing and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, this Agreement, the Tender and Option Agreement or any other Transactions, take all action necessary to ensure that the Offer, the Merger and the other Transactions, including the Transactions contemplated by this Agreement and the Tender and Option Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Tender and Option Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions, including the Transactions contemplated by this Agreement and the Tender and Option Agreement.

     Section 6.5    Indemnification of Directors and Officers.
                    -----------------------------------------

          (a) Purchaser agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date hereof in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time. Parent shall cause to be maintained, if available, for a period of six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy (the "D&O Insurance") (provided that Parent may substitute therefor policies or financial guarantees with the same carriers or other obligors as insure Parent's directors and officers of at least the same coverage and amounts containing terms and conditions which are substantially similar to the existing D&O Insurance) to the extent that such insurance policies provide coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium to be paid by the Company after the date of this Agreement for such D&O Insurance during such six-year period would not exceed 200% of the current annual premium therefor. If, during such six-year period, such insurance coverage cannot be obtained at all or can only be obtained for an amount in excess of 200% of the current annual premium therefor, Parent shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for an amount equal to 200% of the current annual premium therefor, on terms and conditions substantially similar to the existing D&O Insurance.

          (b) If any claim or claims shall, subsequent to the Effective Time and within six years thereafter, be made in writing against any present or former director or officer of the Company based on or arising out of the services of such person prior to the Effective Time in the capacity of such person as a director or officer of the Company (and such director or officer shall have given Parent written notice of such claim or claims within such six year period), the provisions of subsection (a) of this Section respecting the rights to indemnify the current or former directors or officers under the certificate of incorporation and bylaws of the Company and its subsidiaries shall continue in effect until the final disposition of all such claims.

          (c) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder and the heirs and representatives of such person.

     Section 6.6    Event Notices and Other Actions. (a) From and after the date
                    -------------------------------
of this Agreement until the Effective Time, each party hereto shall promptly notify the other parties hereto of (i) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which has resulted in, or would reasonably be expected to result in, any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied, (ii) the failure of such party to comply with any covenant or agreement to be complied with by it pursuant to this Agreement which has resulted in, or would reasonably be expected to result in, any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied and (iii) any breach of any representation or warranty made by it contained in this Agreement (excluding for this purpose any materiality qualifications contained therein) that would be reasonably likely to have a Material Adverse Effect on the breaching party. No delivery of any notice pursuant to this Section 6.6(a) shall cure any breach of any representation or warranty of such party contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party or parties receiving such notice.

          (b) The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action or nonaction that will, or that would reasonably be expected to, result in (i) any breach of the representations and warranties of such party (excluding for this purpose any materiality qualifications contained therein) set forth in this Agreement that would be reasonably likely to have a Material Adverse Effect on such party or
(ii) except as otherwise permitted by Section 6.1 and subject to Section 6.4(a), any condition to the Offer set forth in Annex A, or any condition to the Merger set forth in Article VII, not being satisfied.

     Section 6.7    Third Party Standstill Agreements.  During the period from
                    ---------------------------------
the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent). Subject to the foregoing, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. Notwithstanding the foregoing, nothing in this Section 6.7 is intended to prevent the Company from exercising its rights under Section 6.1 in accordance with the provisions of such Section.

     Section  6.8   Employee Stock Options; Employee Plans and Benefits and
                    -------------------------------------------------------
Employment Contracts.
--------------------

          (a) Simultaneously with the execution of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as are required to effect the transactions contemplated by the first sentence of Section 2.10 in respect of all outstanding Options and thereafter the Board of Directors of the Company (or any such committee) shall adopt any such additional resolutions and take such additional actions as are required in furtherance of the foregoing.

          (b) All amounts payable pursuant to Section 2.10 and Section 6.8(a) shall be subject to any required withholding of taxes and shall be paid without interest.

          (c) The Company Stock Option Plans shall terminate as of the Effective Time, and the provision in any other Benefit Plan providing for the potential issuance, transfer or grant of any capital stock of the Company or any of its subsidiaries or any interest, or release of restrictions in respect of any capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time, and the Company shall use its commercially reasonable best efforts to ensure that following the Effective Time no holder of an Employee Stock Option, stock appreciation right, restricted stock or derivative security or any participant in the Company Stock Option Plans or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or any of its subsidiaries or the Surviving Corporation, except as provided in
Section 2.10 in respect of the Company Stock Option Plans. No participant in the Company Stock Option Plans shall be entitled to receive any other payment or benefit thereunder except as provided in Section 2.10.

          (d) From and after the Effective Time, the Surviving Corporation agrees to honor in accordance with their terms all existing employment, severance, consulting or other compensation agreements or benefit contracts between the Company or any of its subsidiaries and any officer, director or employee of the Company or any of its subsidiaries, as the same may be modified by the Other Agreements, and all benefits or other amounts earned or accrued through the Effective Time, under the Benefit Plans disclosed in Schedule 3.12(a) of the Company Disclosure Schedule.

          (e) No benefits shall be accrued or otherwise earned under an incentive compensation or bonus plan or arrangement sponsored by the Company or any of its subsidiaries after the Effective Time.

          (f) At, or as soon as practicable, but in any event within 90 days, after the Effective Time, any bonuses or other incentive compensation accrued under any plan or arrangement sponsored by the Company or any subsidiary shall be paid to any officer, director or employee of the Company or any subsidiary entitled thereto in accordance with the terms of such plan or arrangement, provided that in the event that a relevant calculation
                     -------- ----
period has not closed as of the Effective Time, the amount to be paid shall be a pro rata portion of the otherwise payable amount (determined, where performance criteria are applicable, at target levels of award).

          (g) For a period of not less than two years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain employee benefit plans, programs and arrangements for former employees of the Company and its subsidiaries who remain employees of the Surviving Corporation after the Effective Time that are, in the aggregate, no less favorable than those provided by the Company and its subsidiaries immediately prior to the Effective Time. From and after the Effective Time, for purposes of determining eligibility and vesting (but not for purposes of benefit accrual) under any severance, compensation, welfare, pension, or other benefit plan or arrangement of Parent or any of its subsidiaries which, at the election of Parent, employees of the Company or any of its subsidiaries become eligible to participate in, service with the Company or any of its subsidiaries (whether before or after the Effective Time) shall be credited as if such services had been rendered to Parent or such subsidiary; provided that Parent and Purchaser shall have no
                           -------- ----
obligation to (i) employ any individual, (ii) include any individual in any stock option or other equity based compensation or benefit plan or arrangement or (iii) include any such employees of the Company and its subsidiaries in any benefit plan of Parent or its subsidiaries.

     Section 6.9    Meeting of the Company's Shareholders.
                    -------------------------------------

          (a) To the extent required by applicable law, the Company shall promptly take all action necessary in accordance with the NYBCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company's shareholders (the "Shareholder Meeting") to consider and vote on the Merger and this Agreement. At the Shareholder Meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement. The Board of Directors of the Company shall recommend that the Company's shareholders vote to approve the Merger and this Agreement if such vote is sought, shall use its best efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the NYBCL to effect the Merger.

          (b) Parent and Purchaser shall not, and they shall cause their subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the Shares acquired pursuant to the Offer or otherwise prior to the Shareholder Meeting; provided, however, that this Section 6.9(b) shall not apply to the
         --------  -------
sale, transfer, assignment, encumbrance or other disposition of any or all such Shares in transactions involving solely Parent, Purchaser and/or one or more of their wholly owned subsidiaries.

          (c) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties hereto agree, at the request of Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 905 of the NYBCL, as soon as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company.

          (d) In the event that Purchaser reduces the Minimum Condition as permitted by Section 1.1(b) and accepts for payment Shares tendered pursuant to the Offer, which Shares are less than two-thirds of the Fully Diluted Shares, the Company shall convene a meeting of its shareholders, or take or permit Purchaser to take such action as may be necessary or desirable, to amend the Certificate of Incorporation to provide that the requisite vote of the Company's shareholders on any merger or consolidation (including the Merger) shall be a majority of the Shares outstanding. At such meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent shall be voted to approve such amendment.

     Section 6.10   Proxy Statement.  If required under applicable law, the
                    ---------------
Company and Parent shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Purchaser purchases Shares pursuant to the Offer, and use all reasonable efforts to have it cleared by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company as of the record date for the Shareholder Meeting.

     Section 6.11   Public Announcements.  Parent and the Company shall to the
                    --------------------
fullest extent practicable consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

                                  ARTICLE VII

                   CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.
                    ----------------------------------------------------------
The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

          (a) if required by the NYBCL, this Agreement shall have been approved by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law;

          (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental Entity which is in effect and has the effect of prohibiting the consummation of the Merger; and

          (c) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated.

     Section 7.2    Conditions to Obligations of Parent and Purchaser to Effect
                    -----------------------------------------------------------
the Merger.  The obligations of Parent and Purchaser to effect the Merger are
----------
further subject to the satisfaction or waiver, prior to the Effective Time, of the following conditions:

          (a) Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer; provided, however, that neither Parent nor Purchaser shall be entitled to assert the failure of this condition if the failure of such condition results from a breach by Parent or Purchaser of any of their obligations under this Agreement.

     Section 7.3    Conditions to Obligations of the Company to Effect the
                    ------------------------------------------------------
Merger.  The obligation of the Company to effect the Merger is further subject
------
to the satisfaction or waiver, prior to the Effective Time, of the following conditions:

          (a) Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer; provided, however, that the Company shall not be entitled to assert the failure of this condition if the failure of such condition results from a breach by the Company of any of its obligations under this Agreement.

                                 ARTICLE VIII

                        TERMINATION; AMENDMENT; WAIVER

     Section 8.1    Termination.  This Agreement may be terminated and the
                    -----------
Merger contemplated hereby may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective
Time:

          (a) by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser;

          (b) by Parent, Purchaser or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable;

          (c) by Parent or Purchaser if due to an occurrence or circumstance which would result in the occurrence and continued existence of any of the conditions set forth in Annex A hereto, Purchaser shall have (i) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (ii) terminated the Offer without purchasing any Shares pursuant to the Offer or (iii) failed to accept for payment Shares pursuant to the Offer prior to April 30, 1999; provided, however, that the right to terminate this Agreement
                   --------  -------
under this Section 8.1(c) shall not be available to Parent or Purchaser if the occurrence and continued existence of any of the conditions set forth in Annex A hereto results from the breach by Parent or Purchaser of any of their respective obligations under this Agreement;

          (d) by the Company (i) if Purchaser shall have (A) failed to commence the Offer within the time required by Regulation 14D under the Exchange Act, (B) terminated the Offer without purchasing any Shares pursuant to the Offer or (C) failed to accept for payment Shares pursuant to the Offer prior to April 30, 1999; provided, however, that the right to terminate this Agreement
                --------  -------
under this Section 8.1(d)(i) shall not be available to the Company if such failure results from the breach by the Company of any of its obligations under this Agreement or if there shall have occurred any of the events set forth in paragraph (g) of Annex A, and the right to terminate this Agreement under this
Section 8.1(d)(i) shall not be available to the Company prior to April 30, 1999 if there shall have occurred any of the events set forth in paragraph (i) of Annex A, or (ii) prior to the purchase of Shares pursuant to the Offer, concurrently with the execution of an Acquisition Agreement under the circumstances permitted by Section 6.1 provided, that such termination under
                                       --------  ----
this clause (ii) shall not be effective unless (x) the Company and its Board of Directors shall have also complied with all their obligations under Section 6.1 and shall have paid the Termination Fee and the Expenses pursuant to Section 8.3 and (y) the Company provides Purchaser with at least five business days' prior written notice prior to terminating this Agreement, which notice shall be accompanied by (1) a copy of the proposed Acquisition Agreement with respect to the Superior Proposal that the Company proposes to accept and (2) the Company's written certification that it has made the determinations with respect to such Superior Proposal set forth in clauses (A) and (B) of the proviso in Section 6.1(b) and representation that the Company will, in the absence of any other superior Acquisition Proposal, execute such Acquisition Agreement unless Parent or Purchaser modify the Offer or this Agreement such that the Company's Board of Directors reasonably believes in good faith after consultation with its independent legal counsel and financial advisors that the Offer and the Merger (as so modified) are at least as favorable as such Superior Proposal; or

          (e) by the Company prior to the purchase of Shares pursuant to the Offer if (i) there shall have been a material breach of any representation or warranty in this Agreement on the part of Parent or Purchaser which materially adversely affects (or materially delays) the consummation of the Offer or (ii) Parent or Purchaser shall not have performed or complied with, in all material respects (without reference to any materiality qualifications therein), each covenant or agreement contained in this Agreement and required to be performed or complied with by them, and such breach materially adversely affects (or materially delays) the consummation of the Offer, and which breach, in the case of clause (i) and clause (ii) above, shall not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires; provided, however, that Parent and
                                              --------  -------
Purchaser shall have no right to cure such breach and the Company may immediately terminate this Agreement in the event that such breach by Parent or Purchaser was willful or intentional.

     Section 8.2    Effect of Termination. In the event of the termination and
                    ---------------------
abandonment of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of Sections 6.3, 8.2, 8.3, 9.3, 9.4 and 9.7, shall forthwith become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders. Nothing in this Section
8.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

     Section 8.3    Termination Fee and Expense Fee.
                    -------------------------------

          (a) Except as provided in Section 8.3(b) of this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such fees and expenses.

          (b)    If:

                 (i) Parent or Purchaser terminate this Agreement pursuant to Section 8.1(c) (in circumstances other than those described in clause
     (ii) below) or the Company terminates this Agreement pursuant to Section 8.1(d)(i), in either case, in circumstances when, prior to such termination any third party shall have acquired beneficial ownership of 20% or more of the outstanding Shares or shall have consummated an Acquisition Proposal (or with respect to any proposal that may be existing on the date hereof and which becomes publicly known prior to such termination, not withdrawn such Acquisition Proposal), or such third party has publicly made or announced an intention to make or consummate an Acquisition Proposal (or the making of such Acquisition Proposal or such intention has otherwise become publicly known), and, in any such case, within 12 months of such termination thereafter (x) the Company or any of its subsidiaries enters into an Acquisition Agreement with respect to an Acquisition Proposal with such party, or (y) such party or any other party otherwise consummates an Acquisition Proposal;

                 (ii) Parent or Purchaser terminates this Agreement pursuant to Section 8.1(c) and (x) the Company shall have willfully and intentionally breached its obligations under Section 6.1, or (y) there shall have occurred any of the events set forth in paragraph (g) of Annex A of this Agreement; or

                 (iii)   the Company terminates this Agreement pursuant to
     Section 8.1(d)(ii).

then, in each case, the Company (A) shall pay to Parent, within one business day following the execution and delivery of such agreement or such occurrence, as the case may be, or simultaneously with such termination pursuant to Section 8.1(d)(ii), a fee, in cash, of $11 million (a "Termination Fee"); provided that
                                                                   -------- ----
the Company in no event shall be obligated to pay more than one such Termination Fee with respect to all such agreements and occurrences and such termination and
(B) shall reimburse Parent and Purchaser for all their out-of-pocket fees and expenses actually incurred by Parent, Purchaser or their respective affiliates in connection with this Agreement, the Offer, the Merger, the Tender and Option Agreement and the other transactions contemplated by this Agreement, including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to each of Parent or Purchaser and their respective affiliates and the expenses of the preparation, printing, filing and mailing of the Offer Documents, such fees and expenses not to exceed $2 million (the "Expenses"). Any payment required to be made pursuant to this subsection (b) shall be made to Parent by wire transfer of immediately available funds to an account designated by Parent. The provisions of this Section 8.3 shall not derogate from any other rights or remedies which Parent or Purchaser may possess under this Agreement (including as provided in Section 9.3) or under applicable law.

     Section 8.4    Amendment.  To the extent permitted by applicable law, this
                    ---------
Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company, Parent and Purchaser at any time before or after approval of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made that by law requires the further approval of such shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Section 8.5    Extension; Waiver.  At any time prior to the Effective Time,
                    -----------------
a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any documents, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties hereto contained herein; provided that (i) from and after the consummation of the
                  -------- ----
Offer, no extensions or waivers shall be made which materially adversely affect the rights of the Company's shareholders hereunder without the approval of a majority of the Independent Directors if at the time there shall be any Independent Directors and (ii) after the approval of the Merger by the shareholders of the Company, no extensions or waivers shall be made that by law require further approval by such shareholders without the approval of such shareholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1    Non-Survival of Representations and Warranties.  None of the
                    ----------------------------------------------
representations and warranties made in this Agreement shall survive after the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

     Section 9.2    Entire Agreement; Assignment.  This Agreement (including the
                    ----------------------------
Company Disclosure Schedule), the Tender and Option Agreement, the Other Agreements and, to the extent contemplated in Section 6.3, the Confidentiality Agreement, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Parent or Purchaser may assign any of their rights and obligations to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of its obligations hereunder. Any of Parent, Purchaser or any direct or indirect wholly owned subsidiary of Parent may purchase Shares under the Offer. Any attempted assignment in violation of this Section 9.2 shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 9.3    Enforcement of the Agreement. The parties agree that
                    ----------------------------
irreparable damage would occur to the other parties hereto in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity including those set forth in Section 8.3 of this Agreement. Each party further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

     Section 9.4    Severability.  If any term or other provision of this
                    ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     Section 9.5    Notices.  All notices and other communications hereunder
                    -------
shall be in writing and shall be deemed to have been duly given upon receipt if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or sent by electronic transmission to the telecopier number specified below (or at such other address or telecopy number of a party as shall be specified by like notice):

                         if to Parent or Purchaser:

                         Rohm and Haas Company
                         100 Independence Mall West
                         Philadelphia, PA 19106
                         Attention: John S. Stroebel
                         Telecopy: 215-592-3227

                         Lightning Acquisition Corp.
                         Suite 104 - Rodney Building
                         3411 Silverside Road
                         Wilmington, DE 19810
                         Attention: John S. Stroebel

                         with a copy to:

                         Dechert Price & Rhoads
                         4000 Bell Atlantic Tower
                         1717 Arch Street
                         Philadelphia, PA 19103
                         Attention: William G. Lawlor
                         Telecopy: 215-994-2222


                         if to the Company:

                         LeaRonal, Inc.
                         272 Buffalo Avenue
                         Freeport, NY 11520
                         Attention: Ronald F. Ostrow
                         Telecopy: 516-867-5917

                         with a copy to:

                         Debevoise & Plimpton
                         875 Third Avenue
                         New York, NY 10022
                         Attention: Robert F. Quaintance, Jr.
                         Telecopy: 212-909-6836

     Notice given by telecopier shall be deemed received on the day the sender receives telecopier confirmation that such notice was received at the telecopier number of the addressee. Notice given by mail as set out above shall be deemed received three days after the date the same is postmarked.

     Section 9.6    Failure or Indulgence Not Waiver; Remedies Cumulative.  No
                    -----------------------------------------------------
failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     Section 9.7    Governing Law.  This Agreement shall be governed by and
                    -------------
construed in accordance with the substantive laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     Section 9.8    Descriptive Headings.  The descriptive headings herein are
                    --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.9    Parties in Interest.  This Agreement shall be binding upon
                    -------------------
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except for Section 6.5 (which is intended to be for the benefit of the persons entitled to therein, and may be enforced by such persons).

     Section 9.10   Counterparts.  This Agreement may be executed in two or more
                    ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.11   Certain Definitions.  For purposes of this Agreement
                    -------------------
(including Annex A hereto), the following terms shall have the meanings ascribed to them below:

          (a) "affiliate" of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an "associate", as that term is defined in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

          (b) "beneficial owner" (including the term "beneficially own" or correlative terms) shall have the meaning ascribed to such term under Rule 13d-3(a) under the Exchange Act.

          (c) "business day" shall have the meaning ascribed to such term under Rule 14d-1 of the Exchange Act.

          (d) "Company Disclosure Schedule" shall mean a letter dated the date of the Agreement delivered by the Company to Parent and Purchaser concurrently with the execution of the Agreement, which, among other things, shall identify exceptions to the Company's representations and warranties contained in Article III and covenants contained in Article V.

          (e) "control" (including the terms "controlling," "controlled by" and "under common control with" or correlative terms) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities or as trustee or executor, by contract or credit arrangement, or otherwise.

          (f) "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options (including the Options), warrants, rights and securities exercisable or convertible into such voting securities; provided that Parent may, at its option exercisable in its sole discretion, exclude from the calculation of Fully Diluted Shares any Options which are not exercisable at the time such calculation is made and which will not become exercisable by their terms prior to April 30, 1999.

          (g)    "group" shall have the meaning ascribed to such term under
Section 13(d)(3) of the Exchange Act.

          (h) "Material Adverse Effect" shall mean (i) any adverse change or effect in the financial condition, assets, liabilities, business, properties or results of operations of a specified person or its subsidiaries (other than changes or effects relating to general economic, financial or industry conditions), which change or effect is material, individually or in the aggregate, to the specified person and its subsidiaries taken as a whole, or
(ii) any event, matter, condition or effect which prevents or materially delays consummation of the Transactions.

          (i) "person" shall mean a natural person, company, corporation, partnership, association, trust or any unincorporated organization.

          (j) "subsidiary" shall mean, when used with reference to a person means a corporation the majority of the outstanding voting securities of which are owned directly or indirectly by such person.

     Each of the following terms is defined as set forth in the following sections of this Agreement:

Term                               Section        Term                     Section
----                               -------        ----                     -------
1990 Plan                          2.10           Liens                    3.1(c)
1996 Plan                          2.10           Material Business        6.1(d)
Acquisition Agreement              6.1(b)         Merger                   Background
Acquisition Proposal               6.1(d)         Merger Consideration     2.6(iii)
Agreement                          Preamble       New York Department      2.2
Benefit Plans                      3.12(a)        NYBCL                    Background
Cash Payment                       2.10           Offer                    Background
Certain Stockholders               Background     Offer Documents          1.1(c)
Certificate of Incorporation       2.4(a)         Offer Price              Background
Certificate of Merger              2.2            Offer to Purchase        1.1(c)
Certificates                       2.8(b)         Option                   2.10
Closing                            2.11           Other Agreements         Background
Code                               3.12(b)        Parent                   Preamble
Company                            Preamble       Paying Agent             2.8(a)

Company Common Stock               Background      PBGC                            3.12(g)
Company Financial Advisor          3.8             Pension Plan                    3.12(d)
Company SEC Documents              3.5             Permits                         3.15(a)
Company Shareholder Approval       3.3(b)          Proxy Statement                 3.6
Company Stock Option Plans         2.10            Purchaser                       Preamble
Contract                           3.17            Releases                        3.15(c)
D&O Insurance                      6.5(a)          Schedule 14D-1                  1.1(c)
Dissenting Shares                  2.7(a)          Schedule 14D-9                  1.2(b)
Effective Time                     2.2             SEC                             1.1(b)
Environmental Claim                3.15(d)         Securities Act                  3.2(c)
Environmental Laws                 3.15(b)         Shareholder Meeting             6.9(a)
Environmental Liabilities          3.15(d)         Shares                          Background
Environmental Permit               3.15(a)         Significant Subsidiary          3.1(b)
ERISA                              3.12(a)         Specified Subsidiary            3.12(a)
Exchange Act                       1.1(a)          Superior Proposal               6.1(d)
Expenses                           8.3(b)(iii)     Surviving Corporation           2.1
Filed Company SEC Documents        3.4             Taxes                           3.13
Governmental Entity                3.7             Tax Returns                     3.13
GWB Act                            3.7             Tender and Option Agreement     Background
Hazardous Material                 3.15(c)         Termination Fee                 8.3(b)
HSR Act                            4.4             Transactions                    1.2(a)
Independent Director               1.4             Voting Company Debt             3.2(b)
Intellectual Property              3.21            Year 2000 Compliant             3.14


     Section 9.12   Interpretation. The words "hereof," "herein" and "herewith"
                    --------------
and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, on the day and year first above written.

                                             ROHM AND HAAS COMPANY

ATTEST:

/s/ John S. Stroebel                         By /s/ Rajiv L. Gupta
---------------------------------              ---------------------------------
                                               Vice President

                                             LIGHTNING ACQUISITION CORP.

ATTEST:


/s/ John S. Stroebel                         By /s/ Bradley J. Bell
---------------------------------              ---------------------------------
                                               Vice President

                                             LEARONAL, INC.


ATTEST:

/s/ Richard Kessler                          By /s/ Ronald F. Ostrow
---------------------------------              ---------------------------------
                                               President

                                                              ANNEX A
                                                                to
                                                    Agreement and Plan of Merger
                                                    ----------------------------


          Conditions to the Offer. Notwithstanding any other provision of the Offer but subject to the terms and conditions of the Merger Agreement, in addition to (and not in limitation of) Purchaser's rights pursuant to the Agreement to extend and amend the Offer in accordance with the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if (i) a number of Shares representing at least two thirds of the Fully Diluted Shares shall not have been validly tendered and not withdrawn immediately prior to the expiration of the Offer (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Shares for payment or the payment therefor, any of the following conditions has occurred and continues to exist (and in the case of the conditions set forth in paragraph (c), continue to exist as of the scheduled expiration date of the Offer or have continued to exist for at least the previous 10 business days), other than as a result of a breach by Parent or Purchaser of its obligations under the Merger Agreement (including, without limitation, Section 6.4 thereof):

          (a) the representation and warranty set forth in Section 3.2(a) shall not be true and correct in all material respects or any other representations and warranties of the Company in the Agreement (without regard to any materiality qualifiers contained therein) shall not be true and correct as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date) except where the failure of such representations and warranties to be true and correct would not be reasonably likely to have a Material Adverse Effect on the Company and except where such failure shall have been cured prior to the earlier of (i) 10 business days following notice of such breach and (ii) two business days prior to the date on which the Offer expires; provided, however, that the Company shall have
                                 --------  -------
no right to cure such breach in the event that such breach by the Company was willful or intentional);

          (b) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications therein), all material covenants or agreements contained in the Agreement and required to be performed or complied with by it and which breach shall not have been cured prior to the earlier of (i) 10 business days following notice of such breach and
(ii) two business days prior to the date on which the Offer expires; provided,
                                                                     --------
however, that the Company shall have no right to cure such breach in the event
-------
that such breach by the Company was willful or intentional or if such breach involves a breach of Section 6.1 of the Agreement;

          (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States by any Governmental Entity, (iii) any mandatory limitation by any Governmental Entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets therefor or (vi) in the case of any of the foregoing existing on the date of the Agreement, a material acceleration or worsening thereof;

          (d) there shall have been instituted or pending any suit, action, investigation or proceeding ("Actions") by any Governmental Entity, or Parent, Purchaser or the Company shall have been notified by any Governmental Entity (or a representative thereof) of its present intention to commence, or recommend the commencement of, such an Action, (i) challenging the acquisition by Parent or Purchaser of any Shares, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or any of the other Transactions, or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of a material portion of the businesses or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate a material portion of the businesses or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect a material portion of the business or operations of the Company and its subsidiaries, taken as a whole, (v) requiring divestiture by Purchaser or any of its affiliates of any Shares or (vi) which otherwise is reasonably likely to have a Material Adverse Effect on the Company or Parent;

          (e) there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued with respect to or deemed applicable to, or any consent or approval withheld, or any other action shall be taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other Transactions by any Governmental Entity or court, including without limitation any required approvals or waiting periods under the GWB Act, other than the application to the Offer or the Merger or any of the other Transactions of applicable waiting periods under the HSR Act, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (v) of paragraph (d) above;

          (f) since the date of the Agreement there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company;

          (g) the Board of Directors of the Company or any committee thereof shall have (i) withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9), in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement and the Merger or any of the other Transactions, (ii) approved or recommended to the Company's stockholders an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger or (iii) adopted any resolution to effect any of the foregoing;

          (h) the Merger Agreement shall have been terminated in accordance with its terms; or

          (i) any person (which includes a "person" as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20 percent of the Shares or shall have consummated or entered into a definitive agreement or an agreement in principle to consummate an Acquisition Proposal;

     which, in the sole judgment of Purchaser, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment, purchase of, or payment for Shares.

     The foregoing conditions are for the sole benefit of Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by Purchaser or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by Purchaser or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                                      -3-